Exhibit 99.2

To Our AppLovin Shareholders:

We are pleased to share our second quarter 2022 results, which demonstrate the strength of our solutions, technology, and business model. In the face of a challenging market, our revenue grew +16% year-over-year to $776 million, led by a +118% increase in Software Platform revenue to $318 million. We increased adoption of our software platform with new clients, surpassing 500 Software Platform Enterprise Clients (SPEC), and we further deepened our relationship with existing clients over the last year, as evidenced by an increase in our net dollar-based retention rate (NDBRR) of +204%. Net loss was $22 million, compared to net income of $14 million in the year ago quarter. Growth in our Software Platform revenue, combined with our ongoing optimization of our Apps business, resulted in Adjusted EBITDA of $270 million, an increase of +47% year-over-year and a 35% Adjusted EBITDA margin.

The mobile app industry is facing several headwinds. While overall consumption of mobile gaming apps remains stable, consumer spending is down compared to last year. Additionally, developers continue to refine their overall growth and user acquisition investment strategies to adapt to mobile platform privacy policy updates, which have impacted the discovery of apps. Increasing macroeconomic uncertainty over the past quarter compounded these headwinds, resulting in further softening of the mobile gaming market.

We aim to execute efficiently in any market environment by building upon our areas of strength while continuing to wisely invest in new initiatives. The cash we generate affords us the ability to strategically plan for the long-term growth of our business. To navigate this challenging period for the mobile app industry, we are remaining focused on three priorities:

•

First, expanding the reach and use case of our Software Platform. We offer a full stack of software solutions including discovery, mediation, mobile measurement, and an ad exchange. Our mobile app developer clients can optimize their businesses by covering all of their mobile marketing needs in one place—attracting new users, monetizing those users, and measuring performance. By owning the total mobile marketing experience, we are essential to our clients’ businesses as evidenced by our continued growth in new clients and our strong revenue retention.

•

Second, continuous improvements to our AXON Machine Learning engine. The biggest catalyst of our growth the past several quarters has been the efficacy of AXON versus our prior ad serving technology. This technology finds more users for the right price for mobile app developers and provides them an automated way to optimize return on investment. We continue to enhance our core technologies to improve the effectiveness of our solutions. This should generate significant benefits for our clients, as well as continue to drive strong operational results for AppLovin.

AppLovin Corporation / 2Q 2022 Shareholder Letter	1

•

Finally, optimizing our cost structure. This past quarter we updated our strategic and financial approach to our Apps business to focus on segment profitability and long-term cash flow growth. We better aligned our level of investment with both current market conditions and future opportunities. We expect the combination of our revised approach, and softer consumer spending in mobile games, to lead to lower revenue for our Apps business, but at a higher Adjusted EBITDA margin. Further, we announced a workforce reduction during the quarter affecting approximately 12% of our employees. The largest percentage of those impacted come from our Apps segment. While a difficult decision, this was a proactive step to optimize our resources so we can focus on areas of the business where we can drive the most innovation and grow shareholder value.

As previously announced, beginning with our 2Q22 results, we report our operating results through two reportable segments: Software Platform and Apps. Previously, we had a single operating and reportable segment. Our new segment presentation reflects changes in the way we manage and evaluate our businesses. Our management team evaluates the performance of each segment based on several factors, of which the primary financial measures are segment revenue and segment Adjusted EBITDA. We want to provide these segment financial measures for additional insight into how we are running our businesses and highlight the financial performance of each segment.

Accordingly, this quarter we are introducing Adjusted EBITDA and Adjusted EBITDA margin for the Software Platform and Apps1 segments. For 2Q22, our Software Platform Adjusted EBITDA margin was 62% which was lower than the prior quarter due primarily to a step-function increase in our technology infrastructure related to our expansion of MAX and our AppLovin Exchange (ALX) and additional headcount costs. We expect the quarterly run-rate of Software Platform expenses in 2H22 to remain relatively flat compared to 2Q22 and therefore project our Software Platform Adjusted EBITDA margin for the full year to be in the range of 65% to 70%. On the Apps side, our Adjusted EBITDA margin was 16% for 2Q22. The largest costs were for marketing, which was a lower percentage of revenue quarter over quarter, and for app store fees and headcount. The future financial performance of our Apps business is highly dependent on the actions we may take based on the ongoing strategic review of our Apps portfolio, which may include the divestiture of studios.

Regarding our $750 million share buyback program, we have repurchased approximately $339 million of our stock through August 10, 2022, at a weighted average price of approximately $38 per share.

[1]

Our Segment Adjusted EBITDA reflects the financial results of each segment on a consolidated basis. Intercompany transactions between our segments were excluded from revenue and expenses, with user acquisition marketing costs in our Apps business excluding intercompany charges on AppDiscovery. Shared costs such as corporate sales & marketing and general & administrative overhead were allocated between the two segments.

AppLovin Corporation / 2Q 2022 Shareholder Letter	2

2Q22

Financial Overview

ALL COMPARISONS ARE TO 2Q21 UNLESS OTHERWISE NOTED. WE ACCOUNTED FOR $210 MILLION IN PUBLISHER BONUSES AS A NON-RECURRING, CONTRA-REVENUE ADJUSTMENT IN 1Q22. THIS AMOUNT IS REFLECTED IN FIGURES BELOW, BUT IS ADDED BACK TO ADJUSTED EBITDA.

Revenue was $776 million, an increase of +16%. Software Platform increased to 41% of total revenue compared to 22%.

Net Loss was $22 million, a net margin of (3%) compared to net income of $14 million and a net margin of 2%.

Adjusted EBITDA1 increased +47% to $270 million and Adjusted EBITDA margin improved to 35% from 27%.

Software Platform revenue grew +118% to $318 million. Segment Adjusted EBITDA grew +114% to $197 million, a 62% margin.

Software Platform Enterprise Clients (SPEC)2 grew +142% to 503. NDBRR3 was +204%.

Apps revenue declined 12% to $459 million. Segment Adjusted EBITDA declined 21% to $73 million, a 16% margin.

Software Platform Update

2Q22 Financial Performance

Our 2Q22 year-over-year Software Platform growth reflects the value our solutions deliver to the mobile app ecosystem. We grew Software Platform revenue +118% year-over-year to $318 million driven by adoption of our platform by new Software Platform Enterprise Clients (SPEC), higher revenue from existing SPECs, and a modest contribution from our acquisition of Wurl. We ended 2Q22 with 503 SPECs on a last twelve months (LTM) basis, up +141% year over year, and our LTM Revenue per SPEC improved to $1.82 million from $1.58 million. NDBRR was +204% for the twelve months ended June 30, 2022.

Our Software Platform revenue was up +167% from 1Q22 to 2Q22, but down -3% when excluding the impact of publisher bonuses. This slight decrease in quarter-over-quarter revenue was due to a decline in demand side platform (DSP) revenue related to the MoPub transaction as we have yet to fully ramp all of those DSPs on ALX. In 1Q22 we received approximately $40 million in revenue from MoPub as they operated the platform on our behalf. We also proactively reduced the take rate on our exchange which lowers short-term revenue but increases the amount for publishers and in turn expands their marketing investments. This decline was offset by growth in our other software solutions, including AppDiscovery, and the addition of Wurl.

We built our Software Platform business to be scalable with relatively low fixed costs, resulting in strong Adjusted EBITDA contribution and high margin. In 2Q22, our Software Platform Adjusted EBITDA grew +114% year-over-year to $197 million, representing margin of 62%. During the quarter, we invested to reinforce our technology infrastructure, including additional data center capacity to support new publishers and demand partners onboarded from our MoPub acquisition. We also onboarded the team at Wurl, a connected-TV platform we acquired in a transaction that closed in early April. These investments, in team and technology, will enable us to continue to innovate while also facilitating the expansion of our Software Platform to new use cases.

AppLovin Corporation / 2Q 2022 Shareholder Letter	4

As noted earlier, we expect our Software Platform Adjusted EBITDA margin to be between 65% to 70% for the year, which should increase our overall Adjusted EBITDA margin as the Software Platform becomes a greater portion of our total revenue.

Apps Business Update

Ongoing Strategic Review of Apps Business

As introduced last quarter, we are conducting a strategic review of our Apps business to optimize shareholder value, which may include the retention, restructure, or sale of certain assets. In 2Q22 we ran the Apps business as if it was a standalone business. This included a focus on driving attractive returns on marketing dollars, a reduction in headcount, and other cost reductions.

2Q22 Financial Performance

Apps revenue was $459 million in 2Q22, down 12% year over year, primarily due to a decline in our Project Makeover app. Our strategic changes resulted in an improvement in Apps Adjusted EBITDA from $41 million at an 8% margin in 1Q22 to $73 million at a 16% margin in 2Q22. We are developing a specific operating plan to optimize our Apps business, which is designed to enhance our cash flow generation and considers the divesture of certain assets.

AppLovin Corporation / 2Q 2022 Shareholder Letter	5

Updated Financial Outlook

As we reset and optimize the level of investment in the Apps business, we are lowering the revenue outlook for our Apps portfolio, while maintaining our targets for our Software Platform revenue and overall Adjusted EBITDA.

	Full-Year 2022	Full-Year 2022
	UPDATED	PRIOR
Software Platform	$1.140 - $1.290 Billion	$1.140 - $1.290 Billion
Apps	$1.700 - $1.850 Billion	$2.000 - $2.150 Billion

Total Revenue	$2.840 - $3.140 Billion	$3.140 - $3.440 Billion

Adjusted EBITDA[1] (Midpoint)	$1.200 Billion	$1.200 Billion

Adjusted EBITDA Margin	37% - 40%	Mid-30s

[1]

We have not provided the forward-looking GAAP equivalents for forward-looking non-GAAP metrics, specifically Adjusted EBITDA and Adjusted EBITDA margin, or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this letter.

AppLovin Corporation / 2Q 2022 Shareholder Letter	6

Conclusion

Given the current macroeconomic challenges as well as mobile app industry headwinds, we continue to focus our team on what we can control—building great technologies and solutions and executing effectively and efficiently—all with the mindset to deliver growing cash flows. We appreciate the near-term will be challenging so we are focused on continuing to improve on our strong Software Platform market position and investing behind several new initiatives. Optimizing our Apps portfolio this year will put us on stronger footing for that business in 2023.

During this economic cycle we are focused on delivering results for our shareholders, just as we have always been. Historically, companies that have executed efficiently and invested wisely have made a strong return as markets recover. Our ability to generate meaningful cash flow affords us the ability to stay focused with an eye on the long-term success of our business.

Thank you,

Adam Foroughi, CEO	Herald Chen, President & CFO

AppLovin Corporation / 2Q 2022 Shareholder Letter	7

Appendix

This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “going to,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our future financial performance, including our expected financial results, guidance, long-term goals and growth prospects; our expectations regarding our revenue and the financial performance of each of our segments; our goals regarding spend on our platform; trends in ad pricing; our ongoing review of our Apps portfolio and actions we may or may not take as a result of our Apps review; our expectations regarding the impact of macroeconomic and current industry conditions; our expectations regarding future product development and investments in our business; and our expectations regarding our acquisitions and the impact of these acquisitions as we integrate them. Our long-term goals are based on our current roadmap and are contingent upon many factors, including our own execution and the economy in general, and we may modify our goals or pursue alternative objectives at any time. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, which could cause actual results to differ materially from those projected. These risks include our inability to forecast our business due to our limited operating history, the macroeconomic environment, fluctuations in our results of operations, our ability to execute on our updated operating plan for our Apps business, our ability to scale our Software Platform to support new users, the competitive mobile app ecosystem, our inability to adapt to emerging technologies and business models, and risks relating to our ongoing review of our Apps portfolio. The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those more fully described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022. The forward-looking statements in this letter are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

AppLovin Corporation / 2Q 2022 Shareholder Letter	8

Non-GAAP Financial Metrics

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this shareholder letter includes certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, and certain measures adjusted for publisher bonuses. A reconciliation of each such non-GAAP financial measure to the most directly comparable GAAP measure can be found below.

We define Adjusted EBITDA for a particular period as net income (loss) before interest expense and loss on settlement of debt, other (income) expense, net (excluding certain recurring items), provision for (benefit from) income taxes, amortization, depreciation and write-offs and as further adjusted for non-operating foreign exchange (gains) losses, stock-based compensation expense, acquisition-related expense and transaction bonuses, publisher bonuses, MoPub acquisition transition services, restructuring costs, loss (gain) on extinguishments of acquisition-related contingent consideration, lease modification and abandonment of leasehold improvements, and change in the fair value of contingent consideration. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue for the same period. We define non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization expense related to acquired intangibles and acquisition-related expense and transaction bonuses. Segment Adjusted EBITDA is calculated using the same methodology, but using the revenue and costs attributable to either the Software or the Apps business, respectively.

We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations and operating performance, as they are similar to measures reported by our public competitors and are regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects.

Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses are key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. We believe Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance. We use Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted EBITDA margin, and non-GAAP costs and expenses in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. We believe that the presentation of certain measures adjusted for publisher bonuses are useful in understanding the ongoing results of our operations and for comparability to prior periods. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

AppLovin Corporation / 2Q 2022 Shareholder Letter	9

Key Metrics

We review the following key metrics on a regular basis to evaluate the performance of our business, identify trends affecting our performance, prepare financial projections, and make strategic decisions.

Quarterly Key Metrics

Total Software Transaction Value. Software Platform revenue is from third-party clients using our Software Platform. We do not recognize revenue from our own spend on our Software Platform. Therefore, we use TSTV to measure the scale and growth rates of our Software Platform as it reflects the total value on our Software Platform including our first-party studios as though they were stand-alone businesses. Below is a reconciliation of our Software Platform Revenue to Total Software Transaction Value.

($ in thousands)	2Q 2022	2Q 2021
Software Platform Revenue	$317,540	$145,664
Software Platform fee collected from AppLovin Apps	$45,742	$73,414

Total Software Transaction Value	$363,282	$219,078

Software Platform Enterprise Clients. We focus on the number of Software Platform Enterprise Clients, which are third-party business clients from whom we have collected greater than $125,000 of revenue in the trailing twelve months to a given date. Software Platform Enterprise Clients generate the vast majority of our Software Platform Revenue and Software Platform Revenue growth. Beginning with the three months ended June 30, 2022, we updated how we calculate Software Platform Enterprise Clients. Prior to this quarter, Software Platform Enterprise Clients were third-party clients who had more than $31,250 in Software Platform Revenue for the prior three months.

Revenue Per Software Platform Enterprise Client (Revenue per SPEC). We define Revenue per SPEC as (i) the total revenue derived from our Software Platform Enterprise Clients in a twelve-month period, divided by (ii) Software Platform Enterprise Clients as of the end of that same period. Revenue per SPEC shows how efficiently we are monetizing each SPEC. We expect to increase Revenue per SPEC over time as we enhance our Software Platform and Apps. Consistent with our changes to how we calculate Software Platform Enterprise Clients, beginning with the three months ended June 30, 2022, our calculation of Revenue per SPEC evaluates total revenue derived from Software Platform Enterprise Clients in the trailing twelve months rather than the prior three months.

The following table shows our Software Platform Enterprise Clients as of June 30, 2022, March 31, 2022, December 31, 2021, September 30, 2021, and June 30, 2021.

	2Q	1Q	4Q	3Q	2Q
	2022	2022	2021	2021	2021
Software Platform Enterprise Clients (trailing 12 months)	503	447	380	292	208
Revenue per SPEC (thousands, trailing 12 months)	$1,823	$1,701	$1,634	$1,593	$1,581

AppLovin Corporation / 2Q 2022 Shareholder Letter	10

Monthly Active Payers (MAPs). We define a MAP as a unique mobile device active on one of our apps in a month that completed at least one IAP during that time period. A consumer who makes IAPs within two separate apps on the same mobile device in a monthly period will be counted as two MAPs. MAPs for a particular time period longer than one month are the average MAPs for each month during that period. We estimate the number of MAPs by aggregating certain data from third-party attribution partners. Some of our apps do not utilize such third-party attribution partners, and therefore, our MAPs figure for any period does not capture every user that completed an IAP on our apps. We estimate that our counted MAPs generated approximately 99% of our Consumer Revenue during the three months ending June 30, 2022, and as such, management believes that MAPs are still a useful metric to measure the engagement and monetization potential of our games.

Average Revenue Per Monthly Active Payer (ARPMAP). We define ARPMAP as (i) the total Consumer Revenue derived from our apps in a monthly period, divided by (ii) MAPs in that same period. ARPMAP for a particular time period longer than one month is the average ARPMAP for each month during that period. ARPMAP shows how efficiently we are monetizing each MAP.

	2Q	2Q
	2022	2021
Monthly Active Payers (millions)	2.3	2.7
Average Revenue per Monthly Active Payer (ARPMAP)	$43	$44

Our key metrics are not based on any standardized industry methodology and are not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our key metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. The numbers that we use to calculate TSTV, MAP, and ARPMAP are based on internal data. While these numbers are based on what we believe to be reasonable judgments and estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

AppLovin Corporation / 2Q 2022 Shareholder Letter	11

AppLovin Corporation

Condensed Consolidated Balance Sheets

(in thousands, except for share and per share data)

(unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$951,560	$1,520,504
Restricted cash equivalents	—	1,050,000
Accounts receivable, net	690,911	514,520
Prepaid expenses and other current assets	174,826	150,040

Total current assets	1,817,297	3,235,064
Property and equipment, net	62,431	63,608
Operating lease right-of-use assets	61,127	70,975
Goodwill	1,803,167	966,427
Intangible assets, net	2,028,974	1,709,347
Other assets	157,832	118,158

Total assets	$5,930,828	$6,163,579

Liabilities, redeemable noncontrolling interest, and stockholders’ equity
Current liabilities:
Accounts payable	$283,397	$258,220
Accrued liabilities	162,978	133,770
Licensed asset obligation	7,058	17,374
Short-term debt	33,310	25,810
Deferred revenue	68,925	78,930
Operating lease liabilities	13,202	18,392
Deferred acquisition costs, current	75,719	107,601

Total current liabilities	644,589	640,097
Long-term debt	3,190,047	3,201,834
Operating lease liabilities, non-current	56,343	62,498
Licensed asset obligation, non-current	—	8,039
Other non-current liabilities	132,565	112,820

Total liabilities	4,023,544	4,025,288
Redeemable noncontrolling interest	109	201
Stockholders’ equity:
Class A and Class B Common Stock, $0.00003 par value—1,700,000,000 (Class A 1,500,000,000 and Class B 200,000,000) shares authorized, 373,184,049 (Class A 294,521,427 and Class B 78,662,622) and 375,089,360 (Class A 296,426,738 and Class B 78,662,622) shares issued and outstanding as of June 30, 2022, and December 31, 2021, respectively	11	11
Additional paid-in capital	3,149,474	3,160,487
Accumulated other comprehensive loss	(128,351)	(45,454)
Accumulated deficit	(1,113,959)	(976,954)

Total stockholders’ equity	1,907,175	2,138,090

Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$5,930,828	$6,163,579

AppLovin Corporation / 2Q 2022 Shareholder Letter	12

AppLovin Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$776,231	$668,806	$1,401,652	$1,272,683
Costs and expenses:
Cost of revenue	303,929	245,853	585,709	468,914
Sales and marketing	232,096	265,463	522,229	530,976
Research and development	141,108	77,462	267,358	138,338
General and administrative	45,743	45,050	100,988	88,012

Total costs and expenses	722,876	633,828	1,476,284	1,226,240

Income (loss) from operations	53,355	34,978	(74,632)	46,443
Other income (expense):
Interest expense and loss on settlement of debt	(36,505)	(19,030)	(68,514)	(54,040)
Other income (expense), net	518	(1,570)	2,532	8,220

Total other expense	(35,987)	(20,600)	(65,982)	(45,820)

Income (loss) before income taxes	17,368	14,378	(140,614)	623
Provision for (benefit from) income taxes	39,167	14	(3,517)	(3,166)

Net income (loss)	(21,799)	14,364	(137,097)	3,789
Add: Net loss attributable to noncontrolling interest	51	59	92	113

Net income (loss) attributable to AppLovin	(21,748)	14,423	(137,005)	3,902

Less: Net income attributable to participating securities	—	(1,128)	—	(807)
Net income (loss) attributable to common stock—Basic	$(21,748)	$13,295	$(137,005)	$3,095

Net income (loss) attributable to common stock—Diluted	$(21,748)	$13,349	$(137,005)	$3,137

Net income (loss) per share attributable to common stock:

Basic	$(0.06)	$0.04	$(0.37)	$0.01

Diluted	$(0.06)	$0.04	$(0.37)	$0.01

Weighted average common shares used to compute net income (loss) per share attributable to common stock:
Basic	373,912.724	335,619.207	372,932.509	279,326.624

Diluted	373,912.724	353,857.814	372,932.509	298,506.265

AppLovin Corporation / 2Q 2022 Shareholder Letter	13

AppLovin Corporation

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2022	2021
Operating Activities
Net income (loss)	$(137,097)	$3,789
Adjustments to reconcile net income (loss) to operating activities:
Amortization, depreciation and write-offs	281,677	195,973
Amortization of debt issuance costs and discount	6,820	6,380
Stock-based compensation	101,796	57,103
Change in operating right-of-use asset	10,558	12,267
Loss on settlement of debt	—	16,852
Net unrealized loss (gain) on fair value remeasurements	1,755	(9,855)
Net (gain) loss on foreign currency remeasurements	(1,277)	952
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(163,416)	(69,881)
Prepaid expenses and other current assets	(28,993)	(92,851)
Other assets	3,033	5,269
Accounts payable	13,773	33,936
Operating lease liabilities	(12,046)	(12,083)
Accrued and other liabilities	7,795	6,752
Deferred revenue	(9,286)	(2,327)

Net cash provided by operating activities	75,092	152,276

Investing Activities
Purchase of property and equipment	(400)	(653)
Acquisitions, net of cash acquired	(1,294,352)	(1,017,012)
Purchase of non-marketable investments and other	(56,546)	(14,000)
Proceeds from other investing activities	2,162	10,000
Capitalized software development costs	(2,608)	(1,517)

Net cash used in investing activities	(1,351,744)	(1,023,182)

Financing Activities
Proceeds from issuance of common stock in initial public offering, including cost reimbursement	—	1,744,240
Proceeds from debt issuance, net of issuance costs	—	844,729
Payments of debt principal	(9,155)	(706,905)
Payments of finance leases	(12,326)	(4,621)
Proceeds from exercise of stock options	15,873	17,888
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	3,663	—
Payments of deferred acquisition costs	(71,712)	(157,565)
Payments of licensed asset obligation	(17,374)	—
Repurchases of stock - repurchase program	(244,015)	—

Net cash provided by (used in) financing activities	(335,046)	1,737,766

Effect of foreign exchange rate on cash and cash equivalents	(7,246)	(352)

Net increase (decrease) in cash and cash equivalents	(1,618,944)	866,508
Cash, cash equivalents and restricted cash equivalents at beginning of the period	2,570,504	317,235

Cash and cash equivalents at end of the period	$951,560	$1,183,743

AppLovin Corporation / 2Q 2022 Shareholder Letter	14

AppLovin Corporation

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

The following table provides our Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Net Income (Loss) to Adjusted EBITDA for the periods presented:

	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22
Revenue	$603,877	$668,806	$726,951	$793,470	$625,421	$776,231
Net income (loss)	$(10,575)	$14,364	$142	$31,407	$(115,298)	$(21,799)

Net Margin	(1.8)%	2.1%	0.0%	4.0%	(18.4)%	(2.8)%
Interest expense and loss on settlement of debt, net	35,010	19,030	18,756	30,374	32,009	36,505
Other (income) expense, net[1]	(8,626)	1,671	103	(693)	(2,417)	(2,452)
Provision for (benefit from) income taxes	(3,180)	14	16,933	(2,794)	(42,684)	39,167
Amortization, depreciation and write-offs	88,817	107,156	119,436	115,654	128,989	152,688
Non-operating foreign exchange loss (gain)	(1,281)	6	(235)	(27)	(458)	(819)
Stock-based compensation[2]	29,959	29,435	34,725	41,349	44,640	57,156
Acquisition-related expense and transaction bonus	938	12,056	1,066	2,827	14,814	1,921
Publisher bonuses[3]	—	—	—	3,227	209,635	—
MoPub acquisition transition services[4]	—	—	—		6,999	—
Restructuring costs	—	—	—	—	—	7,377
Change in the fair value of contingent consideration	—	—	(230)	—	—	—

Total adjustments	141,637	169,368	190,554	189,917	391,527	291,543

Adjusted EBITDA	$131,062	$183,732	$190,696	$221,324	$276,229	$269,744

Adjusted EBITDA Margin	21.7%	27.5%	26.2%	27.9%	44.2%	34.8%

[1]	Excludes recurring operational foreign exchange gains and losses and write-off of an investment that is included in amortization, depreciation and write-offs line item above.
[2]	The three months ended June 30, 2021 includes $2.3 million of bonus compensation settled in stock outside of the scope of ASC 718.
[3]

In association with the MoPub acquisition, we incurred certain costs to incentivize publishers to migrate to our MAX mediation solution, including existing publishers of MoPub as well as publishers on other competitor offerings, and to retain certain existing MAX publishers. These costs were reflected as a reduction to revenue in the period. We have not historically incurred significant customer acquisition bonuses, nor do we currently intend to incur significant customer acquisition bonuses in the future. As such, we have removed the impact of these costs from Adjusted EBITDA.

[4]	Reflects one-time transition services provided by Twitter to AppLovin.

AppLovin Corporation / 2Q 2022 Shareholder Letter	15

AppLovin Corporation

Segment Information

(in thousands)

The following table provides selected financial data for our reportable segments for the periods indicated:

	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22
Revenue:
Software Platform	$88,419	$145,664	$193,307	$246,562	$118,840	$317,540
Apps	515,458	523,142	533,644	546,908	506,581	458,691

Total Revenue	$603,877	$$668,806	$726,951	$793,470	$625,421	$776,231
Segment Adjusted EBITDA:
Software Platform	$59,391	$91,850	$130,663	$175,398	$235,555	$196,744
Apps	71,671	91,882	60,033	45,926	40,674	73,000

Total Segment Adjusted EBITDA	$131,062	$183,732	$190,696	$221,324	$276,229	$269,744

Interest expense and loss on settlement of debt, net	(35,010)	(19,030)	(18,756)	(30,374)	(32,009)	(36,505)
Other income (expense), net[1]	8,626	(1,671)	(103)	693	2,417	2,452
Amortization, depreciation and write-offs	(88,817)	(107,156)	(119,436)	(115,654)	(128,989)	(152,688)
Non-operating foreign exchange gain (loss)	1,281	(6)	235	27	458	819
Stock-based compensation[2]	(29,959)	(29,435)	(34,725)	(41,349)	(44,640)	(57,156)
Acquisition-related expense and transaction bonus	(938)	(12,056)	(1,066)	(2,827)	(14,814)	(1,921)
Publisher bonuses[3]	—	—	—	(3,227)	(209,635)	—
MoPub acquisition transition services[4]	—	—	—	—	(6,999)	—
Restructuring Costs	—	—	—	—	—	(7,377)
Change in the fair value of contingent consideration	—	—	230	—	—	—

Income (loss) before provision for tax	$(13,755)	$14,378	$17,075	$28,613	$(157,982)	$17,368

Segment Adjusted EBITDA Margin:
Software Platform	67%	63%	68%	71%	198%	62%
Apps	14%	18%	11%	8%	8%	16%

[1]	Note: Totals may not sum due to rounding
Excludes recurring operational foreign exchange gains and losses and write-off of an investment that is included in amortization, depreciation and write-offs line item above.
[2]	The three months ended June 30, 2021 includes $2.3 million of bonus compensation settled in stock outside of the scope of ASC 718.
[3]

In association with the MoPub Acquisition, we incurred certain costs to incentivize publishers to migrate to our MAX mediation solution including existing publishers of MoPub as well as publishers on other competitor offerings, and to retain certain existing MAX publishers. These costs were reflected as a reduction to revenue in the period. We have not historically incurred significant publisher migration costs, nor do we currently intend to incur significant publisher migration costs in the future. As such, we have removed the impact of these costs from Adjusted EBITDA.

[4]	Reflects one-time transition services provided by Twitter to AppLovin.

AppLovin Corporation / 2Q 2022 Shareholder Letter	16